Exhibit 10.19

Sonim Technologies, Inc.

April 13, 2022

Mr. Peter Liu

Re:	Amendment of Offer Letter

Dear Peter:

You are a party to an offer letter with Sonim Technologies, Inc. (the “Company”) dated July 31, 2013 (the “Original Offer Letter”), as amended by a letter agreement between you and the Company dated February 1, 2016 (the “First Amendment” and together with the Original Offer Letter, the “Offer Letter”). Reference is made to that certain Subscription Agreement, dated on or around the date hereof, by and between the Company and AJP Holding Company, LLC (the “Subscription Agreement”). This letter agreement amends the Offer Letter as set forth below:

1.

Effective as of the execution of the Subscription Agreement by the Company and AJP Holding Company, LLC, you will serve the Company as its Chief Executive Officer, reporting to the Company’s Board of Directors.

2.	For clarity, your place of employment is the Company’s principal executive offices and your current annual salary and target annual bonus shall remain unchanged.

3.

If the Subscription Agreement is terminated in accordance with its terms prior to the First Closing (as defined in the Subscription Agreement) (the “Termination Event”), effective on the date of such Termination Event (if ever), you will automatically cease to serve the Company as its Chief Executive Officer and shall revert back to serving the Company in your title as Executive Vice President of Global Operations (the “Title Change”). If a Termination Event occurs, you hereby acknowledge and agree that you shall not be entitled to any severance or other similar benefits in connection with the Termination Event, including, without limitation, any such benefits provided in Section 6 of the Offer Letter (as amended by the First Amendment), and the Title Change shall not constitute a termination of your employment by or with the Company and shall not be a basis for you to claim that you are resigning from your employment with the Company for Good Reason (as defined in the Offer Letter).

The Offer Letter, as amended by this letter agreement, continues in full force and effect.

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Please acknowledge your agreement with the foregoing by signing this letter agreement where indicated below.

Sincerely,
Sonim Technologies, Inc.

/s/ Robert Tirva
Robert Tirva
President, Chief Financial Officer and Chief
Operating Officer

ACKNOWLEDGED AND AGREED:

/s/ Peter Liu
Peter Liu